Exhibit 10.7

Agreement on Cooperation

Party A: Shenzhen Haitian Publishing House

Party B: Chinese Information Technology Education Magazine Co., Ltd.

Party A and Party B reach the following agreement on cooperated development of Information Technology textbook for primary school and middle school:

I Obligations of Party A

1. Be responsible for editing, examining, printing and other publishing matters of the textbook;

2. Be responsible for subscription, issuance and payment collection of the textbook.

3. Cost of the above works of Party A shall be born by Party A independently.

II Obligations of Party B

1.	Be responsible for organization and coordination of investigation and project establishment of the textbook.
2.	Be responsible for subject selection planning and manuscript compilation of the textbook, including compilation of general outline and advance sheets, and ensure to deliver the manuscript ( CD ) conforming to requirement to Party A in time.
3.	Coordinate with provincial and municipal education department to evaluate the establishment of project, and ensure it to pass.
4.	Be responsible for typesetting ( including front cover ) and design of manuscript, proofread manuscript, reach consensus of opinion with publishing house, teaching researcher and teacher, making the manuscript to meet requirement of “neat, clear and confirmed”.
5.	Be responsible for design of accompanied CD and making of master disk.
6.	Be responsible for the revision of book. Hold symposium regularly annually to listen to the opinion on content, layout design and printing quality of textbook from all sides, and argue the necessity of revision.
7.	Be responsible for carrying out training for teachers using the textbook. Party B shall be responsible for cooperating with education department of the area where the textbook is used to carry out teacher training.
8.	The cost of above works shall be born by Party B independently.

III Rights of Party A

Party A has the right to get selling profit from the textbook. On the basis that Party A ensures Party B ’s income stipulated in the contract, Party A’s profit will not be restricted by Party B.

IV Rights of Party B

(I ) Party B has the copyright and right of authorship of textbook.

(II ) Party B has the right to get selling profit from the textbook by fixed means, which means that 24% of the selling of the textbook ( including primary school and middle school ) will be taken as profit of Party B , including:

1.	Copyright royalty of the copyright owner 10%
2.	Design and production fee of the inside pages and front cover 4%
3.	Teacher training expense 5%
4.	Manuscript examination fee for expert 3%
5.	Fee for examination and approval of project establishment of textbook 2%

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(III) Time of settlement of account:

1.	It is before April 30 each year for textbook prepared for spring
2.	It is before October 30 each year for textbook prepared for autumn.

V The agreement is made in duplicate, one for each party, which shall become effective from the date the agreement is signed by both parties.

Party A: Shenzhen Haitian Publishing House of China	Party B : Information Technology Education
Representative:	Representative:
Date: June 15, 2009

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